Exhibit 99.1

 PRESS RELEASE
 SOURCE: PSB HOLDINGS, INC.

 PSB ANNOUNCES QUARTERLY NET INCOME UP 22%

 Wausau, Wis. - July 12, 2002

  Earnings per share of $1.22, up 22%
  Net interest margin of 4.04%, up 40 basis points
  Return on stockholder equity of 15.23%, up 111 basis points
  Board of Directors approve stock buyback of up to 1% of outstanding shares per year

 PSB Holdings, Inc. (OTC BB:PSBQ), parent company of Peoples State Bank Wausau, Wisconsin today reported second quarter June 2002 earnings of $1.22 per share, compared to $1.00 per share during the second quarter of 2001. Book value increased to $32.68, compared to $28.65 in the year-earlier quarter. Peoples State Bank is headquartered in Wausau, Wisconsin with six retail locations serving markets in Marathon, Lincoln, Oneida, and Vilas counties Wisconsin. In addition to traditional loan and deposit products, the Bank provides investments and retirement planning and long-term fixed rate residential mortgages. Financial performance is expressed in thousands, except per share data.

 Net income for the quarter ended June 30, 2002 was $1,024 compared to $958 in the first quarter of 2002 and $839 in June 2001. Operating results for the second quarter 2002 generated an annualized return on average assets
 (ROA) and return on average equity (ROE) of 1.22 percent and 15.23 percent, respectively. Comparable ratios for the same quarter in 2001 were ROA of 1.06 percent and ROE of 14.12 percent. ROA and ROE for the year ended December 31, 2001 were 1.05 percent and 13.96 percent, respectively.

 In addition to these positive financial results, PSB Holdings, Inc. President and CEO David Kopperud is pleased to announce the Board of Directors have approved a stock buyback program of up to 1 percent of total outstanding shares per year to begin immediately.

 NET INTEREST INCOME

 Improved net interest income was a significant contributor to increased earnings. Net interest income increased $474 from $2,630 for the quarter ended June 30, 2001 to $3,104 for the current quarter ended June 30, 2002. Tax-adjusted net interest margin as a percent of average interest earning assets improved from 3.64 percent in June 2001 to 4.04 percent in 2002 as continued overall market interest rate declines reduced deposit funding costs. Net interest margin was 3.73 percent for the year ended December 31, 2001. Also contributing to the increase in net interest income was growth in total average loans of $19,765, or 9% over the comparable year-ago period. Total assets increased to $342,104 at June 30, 2002, an increase of 9% over June 2001.
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 SERVICE FEE AND NONINTEREST INCOME

 Earnings continue to improve from an increase of income from the sale of long-term fixed rate mortgage loans to outside investors. The Bank does not retain such fixed rate loans as part of its asset liability management strategy. Gain on sale of such loans was $134 in June 2002 compared to $83 during June 2001. The majority of loans sold to outside investors continue to be serviced by the Bank directly with the customer. At June 30, 2002, the Bank serviced over $50 million of loans for outside investors.

 Earlier during 2002, the Bank began to offer a new overdraft protection product that increased the level of collected service fees. The new product has helped to increase service fees by $69 in the June 2002 quarter compared to the year-ago quarter. Total service fee and noninterest income, including gain on sale of loans, was $602 (10.0 percent of gross income) during June 2002 compared to $455 (7.1 percent of gross income) during June 2001.

 OPERATING EXPENSES

 Noninterest operating expenses increased $308 to $2,046 in June 2002 compared to $1,738 during June 2001. In addition, operating costs as a percentage of average assets increased from 2.19 percent in June 2001 to
 2.44 percent in the current quarter. The majority of the increase in operating expenses was from additional salaries, wages, and benefits paid to employees. As part of the Bank's strategic growth plan, additional employees have joined the Company since June 2001 at Bank locations in Wausau and Eagle River, Wisconsin. These additional operating costs have been offset by increased revenue, as the expense efficiency ratio has improved from 54.6% in June 2001, to 53.2% in the current quarter.

 Certain matters discussed in this news release, including those relating to the growth of the Company and future interest rates, are forward-
 looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward
 Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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
                                            (UNAUDITED)                 (AUDITED)
 FINANCIAL HIGHLIGHTS              Three months ended  Six months ended Calendar
 (DOLLARS IN THOUSANDS,                  JUNE 30,             JUNE 30,    Year
   EXCEPT PER SHARE DATA)              2002     2001      2002    2001   2001

 EARNINGS:
 Net Income                         $  1,024 $    839 $  1,982 $  1,608 $  3,366
 Basic and diluted earnings
   per share                            1.22     1.00     2.36     1.91     4.01
 Net book value per share              32.68    28.65    32.68    28.65    30.19

 PERIOD END BALANCE SHEET:

 Gross loans receivable             $249,938 $220,982 $249,938 $220,982 $239,542
 Total assets                        342,104  314,717  342,104  314,717  344,296
 Deposits                            271,088  240,877  271,088  240,877  273,635
 Borrowings                           41,194   47,047   41,194   47,047   42,327

 KEY EARNINGS RATIO{(1)}:

 Return on average assets               1.22%    1.06%    1.19%    1.04%    1.05%
 Return on stockholders' equity        15.23%   14.12%   15.13%   13.88%   13.96%
 Net interest margin                    4.04%    3.64%    3.99%    3.61%    3.73%
 Efficiency ratio                      53.23%   54.59%   53.87%   55.45%   54.50%

 {(1)} annualized and tax adjusted
       as necessary

 CREDIT QUALITY AND CAPITALIZATION:

 Allowance for loan losses
   to gross loans                       1.30%    1.21%    1.30%    1.21%    1.24%
 Net loans charge-offs to
   average loans                        0.03%    0.01%    0.03%    0.02%    0.14%
 Average tangible stockholders'
   equity to average assets             7.87%    7.53%    7.68%    7.37%    7.53%

 SHARE PRICE INFORMATION:

 High                               $  39.25 $  40.00 $  39.25 $  40.00 $  40.00
 Low                                   35.00    29.00    33.25    27.00    27.00
 Market value at period end            38.50    30.00    38.50    30.00    33.40
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